Exhibit 99.2

SANTO MINING ACQUIRES 100% OF DOMINICAN REPUBLIC CLAIM NEXT TO GOLDQUEST’S RECENT GOLD DISCOVERY

SANTO DOMINGO, Dominican Republic, April 4 2013 (GLOBE NEWSWIRE) – Santo Mining Corp. (OTCBB:SANP), (the “Company”), is pleased to announce that it has signed a definite agreement to acquire 100% of the “CHARLES” exploration application (the “Charles Claim”). This highly prospective claim is located above San Juan in western Dominican Republic and planted in the heart of the mineral rich “Tireo Formation”.  Furthermore, the Charles Claim borders Goldquest’s renowned La Escandalosa claim where in 2012 three bonanza drill intercepts were reported as being the largest gold discovery in the Dominican Republic in 20 years. The Company continues its positive growth, adding yet another quality claim to its portfolio of exploration concession applications and its focus on near-term gold production opportunities.

The 278 hectare Charles Claim is located in the gold, silver and copper rich Tireo Formation and lies on the eastern border of Goldquest’s La Escandalosa.

During early 2013 the Company exploration team, led by Elpidio Moronta, conducted a preliminary reconnaissance and surface geochemical survey of the entire claim. Stream sediment samples were collected from the Rio Guayabo, Rio Piedra Blanca and its tributaries.

Several rock grab and outcrop samples were found which appeared highly mineralized.  These samples were sent to Acme Labs in Vancouver for multi-element and fire-assay analysis. The results will be published as soon as they have been interpreted.  A detailed follow-up survey is scheduled to begin early April 2013 as soon as the Acme Lab results have been interpreted.

The Tireo Formation consists of an Upper Cretaceous package of sedimentary and volcanic rocks including andersite, dacite, mineralized quartz veins, volcanic breccias, diorite and volcaniclastic silicification striking a NW/SE diagonal swath in west Dominican Republic. Ten years ago, Goldquest, in a joint venture with Goldfields Ltd, carried out a regional geochemical and prospecting program that identified several new areas of mineralization. Later, Goldquest discovered several gold and copper mineralized areas in a long 35 km group of concessions called Romero, La Escandalosa, Jenjibre, Los Comios and Loma Viejo Pedro. Just 2.5 km NW of Charles are four bonanza drill intercepts which are reported on Goldquest’s website as follows:

                                                Hole 90: 231m grading 2.41 g/t Gold and 0.44% Copper

                                                Hole 92: 159m grading 4.45 g/t Gold and 0.95% Copper

                                                Hole 93: 258m grading 4.50 g/t Gold and 1.30% Copper

                         and most  recently 235m grading 7.88 g/t Gold and 1.43% Copper

In consideration for the Charles Claim, the Company will pay a non-refundable payment of $10,000 at closing, a $50,000 payment within in 90 days, 1,500,000 shares of the Company’s common stock, par value of $0.00001, and a Net Smelter Royalty (SNR) of 5%. During the first three years Santo Mining has committed to invest a minimum of $520,000 in geological and mining exploration on the property.

According to Company President, Al French, “In March 2013, our exploration team completed a ’due diligence’ reconnaissance and preliminary geochemical survey of Charles and has collected several rock samples with impressive mineralization. The samples have been analyzed by Acme labs of Vancouver and a report will be published in the next few days.   To complement Santo Mining’s three claims around Barrick’s World Class Pueblo Viejo gold mine in Maimon,  we are negotiating to purchase up to four more claims clustered immediately around Goldquest’s bonanza claims near San Juan in south west  Dominican Republic.  For now or immediate objectives are:

:

1.       CAPITAL: Attract new capital to augment the recent $16,000,000 commitment from Hanover Holdings I, LLC (NY) to fund drill rigs, machinery and gold processing plants.

2.       EXPLORATION: Substantially increase exploration momentum, with a special focus on drilling and trenching as the new Dominican Mining Director expedites the back-log of claim applications.

3.       PROPERTY ASSETS: Continued growth by systematically adding exceptional exploration assets.

4.         GOLD PRODUCTION: Special focus on signing production royalty agreements on permitted gold claims and moving the Company into the junior mining league.

The Santo Mining team is steadfastly on task and shareholders, prospective shareholders and followers are invited to stay alert for continuing developments.”

About Santo Mining Corporation

Santo Mining Corporation is a junior minerals exploration and development company, based in the Dominican Republic. The Company is actively pursuing the acquisition and exploration of properties, which are strategically located in the prolific and highly prospective Hispaniola Gold-Copper Back-Arc area in the Dominican Republic. A detailed description of the Company's activities is available at www.SantoMining.com.

Further information on the Company and its filings can be found at www.sec.gov

The Santo Mining Corporation logo is available at:  http://www.globenewswire.com/newsroom/prs/?pkgid=14686

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, such as the Company's plans to acquire a number of highly prospective gold exploration properties, which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, development or exploration of the Company's properties and the timing of any work program or exploration activities, and any results that may be obtained or the commencement of production.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

Investor relations: Circadian Group

North American Toll free:

         1(866) 603-3330 or +1(647) 930-1037

         info@santomining.com